EXHIBIT 21.1


                       SUBSIDIARIES OF TRENWICK GROUP INC.

Name of Subsidiary                                 Jurisdiction of Incorporation

Trenwick America Corporation                       Delaware

Trenwick America Reinsurance Corporation           Connecticut
(subsidiary of Trenwick America Corporation)

Trenwick Holdings Limited                          United Kingdom

Trenwick International Limited                     United Kingdom
(subsidiary of Trenwick Holdings Limited)

Chartwell Re Holdings Corporation                  Delaware

Chartwell Reinsurance Company                      Minnesota

The Insurance Corporation of New York              New York